Exhibit 4(b)



     FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of September 19, 1997, between Fort Howard Corporation, a Delaware corporation (the "Company"), and United States Trust Company of New York, a New York banking corporation, as Trustee (the "Trustee").

                                 WITNESSETH:

     WHEREAS, in accordance with Section 8.02 of the Indenture relating to the 10% Subordinated Notes due 2003 of the Company (the "Securities"), dated as of March 15, 1993, among the Company and the Trustee (the "Indenture"), subject to Sections 5.04 and 5.07 of the Indenture, the Company, when authorized by its Board of Directors (the "Board") (as evidenced by a Board Resolution), and the Trustee may amend the Indenture and the Securities with the written consent of the holders of a majority in principal amount of the Securities then outstanding (the "Requisite Consents"); and

     WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture as set forth below; and

     WHEREAS the Board has, as evidenced by Board Resolution, authorized the amendment of the Indenture pursuant to this Supplemental Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the terms of the Indenture have been done.

     NOW, THEREFORE, the parties hereto agree as set forth below.

     Section 1. AMENDMENT TO ARTICLE ONE. Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

     SECTION 1.01.  DEFINITIONS.

     "Acquisition" is defined to mean the acquisition of the Common Stock of the Company by FH Acquisition Corp. pursuant to a tender offer commenced on July 1, 1988 and the subsequent merger of FH Acquisition Corp. with and into the Company.

     "Administrative Agent" is defined to mean the Bank Agent under the Bank Credit Agreement or the 1993 Term Loan Agreement, or any successor thereto, including the New Credit Agreement.

     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, no Bank Agent, Administrative Agent or Bank and no affiliate of any of them shall be deemed to be an Affiliate of the Company.

     "Agent" is defined to mean any Registrar, Paying Agent, authenticating agent or co-registrar.

     "Bank Agent" is defined to mean Bankers Trust Company as agent for the Banks pursuant to the Bank Credit Agreement or the 1993 Term Loan Agreement, and any successor or successors thereto, including The Chase Manhattan Bank as agent for the lenders pursuant to the New Credit Agreement.

     "Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of October 24, 1988, among the Company, the Banks party thereto and the Bank Agents party thereto, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements, including the New Bank Credit Agreement; provided that, with respect to any agreement providing for the refinancing of Indebtedness under the Bank Credit Agreement, such agreement shall be the Bank Credit Agreement under this Indenture only if a notice to that effect is delivered to the Trustee; and provided further that there shall be at any one time only one instrument, together with any related documents (including, without limitation, any Guarantees or security documents), that is the Bank Credit Agreement under this Indenture.

     "Banks" is defined to mean the lenders who are from time to time parties to the Bank Credit Agreement or the 1993 Term Loan Agreement, including the lenders who are from time to time parties to the New Bank Credit Agreement.

     "Board of Directors" is defined to mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under this Indenture.

     "Board Resolution" is defined to mean a copy of a resolution, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Day" is defined to mean any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, whether now outstanding or issued after the date of this Indenture, including, without limitation, all Common Stock and Preferred Stock.

     "Commission" is defined to mean the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

     "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of this Indenture, including, without limitation, all series and classes of such common stock.

     "Company" is defined to mean the party named as such in this Indenture until a successor replaces it pursuant to Article Four of this Indenture and thereafter is defined to mean the successor.

     "Corporate Trust Office" is defined to mean the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 114 West 47th Street, New York, New York 10036,
Attention:  Corporate Trust Administration.

     "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of this Indenture or becomes a party or a beneficiary thereafter.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" is defined to mean (i) Indebtedness under the Bank Credit Agreement, the 1993 Term Loan Agreement or the Senior Secured Notes and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $100 million and is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness"; provided that, at the time of such designation, the aggregate outstanding amount (plus any unutilized commitments) under the Bank Credit Agreement shall be $200 million or less.

     "Event of Default" has the meaning provided in Section 5.01 of this Indenture.

     "Exchange Act" is defined to mean the Securities Exchange Act of 1934, as amended.

     "14-1/8% Debentures" is defined to mean the 14-1/8% Junior Subordinated Discount Debentures Due 2004 of the Company.

     "14-5/8% Debentures" is defined to mean the 14-5/8% Junior Subordinated Debentures Due 2004 of the Company.

     "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants described below and with other provisions of this Indenture shall be made without giving effect to
(i) the amortization of any expenses incurred in connection with the Acquisition or the Refinancing and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" or "Securityholder" is defined to mean the registered holder of any Security.

     "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or extend the maturity of or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" is defined to mean , with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) all obligations in respect of borrowed money under the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Notes, the Securities (including any agreements pursuant to which the Securities are issued) and any Guarantees thereof and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Indenture" is defined to mean this Indenture as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

     "Interest Payment Date" is defined to mean each semiannual interest payment date on March 15 and September 15 of each year, commencing September 15, 1993.

     "Interest Rate Agreement" is defined to mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of this Indenture or becomes a party or a beneficiary thereafter.

     "Investment" is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person.

     "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller).

     "New Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of August 13, 1997, among Fort James Corporation, the Subsidiaries of Fort James Corporation party thereto, the Banks party thereto and The Chase Manhattan Bank, as Administrative Agent, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements.

     "1993 Term Loan Agreement" is defined to mean the Term Loan Agreement, dated as of March 22, 1993, among the Company, the Banks party thereto and the Bank Agents party thereto, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements; provided that, with respect to any agreement providing for the refinancing of Indebtedness under the 1993 Term Loan Agreement, such agreement shall be the 1993 Term Loan Agreement under this Indenture only if a notice to that effect is delivered to the Trustee; and provided further that there shall be at any one time only one instrument, together with any related documents (including, without limitation, any Guarantees or security documents), that is the 1993 Term Loan Agreement under this Indenture.

     "Officer" is defined to mean, with respect to the Company, the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary.

     "Officers' Certificate" is defined to mean a certificate signed by two Officers or by an Officer and an Assistant Treasurer or Assistant Secretary and delivered to the Trustee. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

     "Opinion of Counsel" is defined to mean a written opinion signed by legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company or the Trustee. Each such opinion of Counsel shall include the statements provided for in TIA Section 314(e).

     "Pass Through Certificates" is defined to mean the Pass Through Certificates, Series 1991, representing fractional undivided interests in the Fort Howard Corporation 1991 Pass Through Trust formed pursuant to a pass through trust agreement by and between the Company and Wilmington Trust Company, as trustee.

     "Pass Through Certificate Leases" is defined to mean the leases under which the Company leases the Phase IV paper manufacturing facility, the Phase IV power plant and certain paper manufacturing production equipment, all located in Effingham County, Georgia.

     "Pass Through Certificate Secured Notes" is defined to mean the secured notes issued on a nonrecourse basis by the owner trustee in connection with its acquisition of the Company's interest in the Phase IV paper manufacturing facility, the Phase IV power plant and certain paper manufacturing production equipment, all located in Effingham County, Georgia.

     "Paying Agent" has the meaning provided in Section 2.03, except that, for the purposes of Article Seven, the Paying Agent shall not be the Company or a Subsidiary of the Company or an Affiliate of any of them. The term "Paying Agent" includes any additional Paying Agent.

     "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of this Indenture, including, without limitation, all series and classes of such preferred or preference stock.

     "Principal" of a debt security, including the Securities, is defined to mean the principal amount due on the Stated Maturity as shown on such debt security.

     "Public Equity Offering" means an underwritten primary public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to have occurred once (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms -or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Securities, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Securities or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Securities; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" occurring prior to the Stated Maturity of the Securities shall not constitute Redeemable Stock if the asset sale provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 3.09 of the Indenture as in effect prior to the execution of this Supplemental Indenture ("Prior
Section 3.09") and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Securities as are required to be repurchased pursuant to the provisions of Prior Section 3.09.

     "Redemption Date", when used with respect to any Security to be redeemed, is defined to mean the date fixed for such redemption by or pursuant to this Indenture.

     "Redemption Price", when used with respect to any Security to be redeemed, is defined to mean the price at which such Security is to be redeemed pursuant to this Indenture.

     "Refinancing" is defined to mean the offer of the Securities and the Senior Notes, the Incurrence of the 1993 Term Loan, certain additional borrowings under the Company's revolving credit facility, the redemption of the 14-5/8% Debentures and the prepayment of certain term Indebtedness under the Bank Credit Agreement, all as undertaken in connection with the offer of the Securities.

     "Registrar" has the meaning provided in Section 2.03 of this Indenture.

     "Regular Record Date" for the interest payable on any Interest Payment Date is defined to mean the March 1 or September 1 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date.

     "Responsible Officer", when used with respect to the Trustee, is defined to mean the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also is defined to mean, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "Securities" is defined to mean any of the securities, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture.

     "Securities Act" is defined to mean the Securities Act of 1993, as amended.

     "Security Register" has the meaning provided in Section 2.03 of this Indenture.

     "Senior Indebtedness" is defined to mean the following obligations of the Company, whether outstanding on the date hereof or thereafter
Incurred: (i) all Indebtedness and other monetary obligations of the Company under the Bank Credit Agreement, the 1993 Term Loan Agreement, any Interest Rate Agreement or any Currency Agreement and the Company's Guarantee of any Indebtedness or monetary obligation of any of its Subsidiaries under the Bank Credit Agreement, the 1993 Term Loan Agreement, any Interest Rate Agreement or any Currency Agreement, (ii) any principal of, premium, if any, and interest on the Senior Secured Notes, the Senior Notes, and the 12-3/8% Notes,
(iii) all other Indebtedness of the Company (other than the Securities), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Securities and (iv) all fees, expenses and indemnities payable in connection with the Bank Credit Agreement, the 1993 Term Loan Agreement or the Senior Secured Notes (including any agreement pursuant to which the Senior Secured Notes are issued) and, if applicable, Currency Agreements and Interest Rate Agreements; provided that the term "Senior Indebtedness" shall not include (a) the 12-5/8% Debentures, the 14-1/8% Debentures, or the 14-5/8% Debentures or any amounts payable under the indentures relating thereto, or amounts payable under the Pass Through Certificate Leases in excess of the amount necessary to pay the outstanding Pass Through Secured Notes (including accrued and unpaid interest) in full on the date of payment, (b) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (c) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (d) any Indebtedness of the Company (other than such Indebtedness already described in clause (i) above) of the type described in clause (iii) above and not permitted by Section 3.03, (e) any repurchase, redemption or other obligation in respect of Redeemable Stock, (f) any Indebtedness to any employee of the Company or any of its Subsidiaries,
(g) any liability for federal, state, local or other taxes owed or owing by the Company and (h) any Trade Payables. Senior Indebtedness (except in the case of the 12-3/8% Notes) will also include interest accruing subsequent to events of bankruptcy of the Company and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

     "Senior Notes" is defined to mean the 9-1/4% Senior Notes Due 2000 of the Company.

     "Senior Secured Notes" is defined to mean the Company's Senior Secured Notes due 1997 through 2000, issued in 1991 and having an aggregate principal amount of $300 million.

     "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

     "Subordinated Obligations" is defined to mean any principal of, premium, if any, and interest on the Securities payable pursuant to the terms of the Securities or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Securities or amounts corresponding to such principal, premium, if any, or interest on the Securities.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by such Person and one or more other Subsidiaries of such Person.

     "TIA" or "Trust Indenture Act" is defined to mean the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb), as in effect on the date this Indenture was executed, except as provided in Section 8.06 of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "TIA" means, to the extent required in order to comply with the TIA as so amended, the Trust Indenture Act of 1939 as so amended.

     "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" is defined to mean the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Six of this Indenture and thereafter is defined to mean such successor.

     "12-3/8% Notes" is defined to mean the 12-3/8% Senior Subordinated Notes Due 1997 of the Company.

     "12-5/8% Debentures" is defined to mean the 12-5/8% Subordinated Debentures Due 2000 of the Company.

     "United States Bankruptcy Code" is defined to mean the Bankruptcy Act of Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

     "U.S. Government Obligations" is defined to mean securities that are
(i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Securities, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government obligation evidenced by such depository receipt.

     "Voting Stock" is defined to mean Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of the Company.

     "Wholly Owned Subsidiary" is defined to mean, with respect to any Person, any Subsidiary of such Person if all of the Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

     Section 2. AMENDMENT TO ARTICLE THREE. Article Three of the Indenture is hereby amended and restated to read in its entirety as follows:

     SECTION 3.01. PAYMENT OF SECURITIES. The Company shall pay the principal of and interest on the Securities on the dates and in the manner provided in the Securities and this Indenture. An installment of principal or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company, or any Affiliate of any of them) holds on or before 12:00 P.M. (Noon), New York City time, on that date money designated for and sufficient to pay the installment. If the Company, any Subsidiary of the Company, or any Affiliate of any of them, acts as Paying Agent, an installment of principal or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last sentence of Section 2.04 of this Indenture.

     The Company shall pay interest on overdue principal and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Securities.

     SECTION 3.02. MAINTENANCE OF OFFICE OR AGENCY. The Company will maintain in the Borough of Manhattan, The City of New York an office or agency where Securities may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 9.02 of this Indenture.

     The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

     The Company hereby initially designates the office of the Trustee, located in the Borough of Manhattan, The City of New York as such office of the Company in accordance with Section 2.03 of this Indenture.

     SECTION 3.03.  Intentionally Omitted.

     SECTION 3.04.  Intentionally Omitted.

     SECTION 3.05.  Intentionally Omitted.

     SECTION 3.06.  Intentionally Omitted.

     SECTION 3.07.  Intentionally Omitted.

     SECTION 3.08.  Intentionally Omitted.

     SECTION 3.09.  Intentionally Omitted.

     SECTION 3.10. CORPORATE EXISTENCE. Subject to Articles Three and Four of this Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Subsidiary in accordance with the respective organizational documents of the Company and of each Subsidiary of the Company and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate existence of any Subsidiary of the Company, if the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole; and provided further that any Subsidiary of the Company may consolidate with, merge into, or sell, convey, transfer, lease or otherwise dispose of all or part of its property and assets to the Company or any Wholly Owned Subsidiary of the Company.

     SECTION 3.11. Intentionally Omitted

     SECTION 3.12. NOTICE OF DEFAULTS AND OTHER EVENTS. In the event that any Indebtedness of the Company or any Significant Subsidiary of the Company having an outstanding principal amount of $100,000 or more has been or could be declared due and payable before its maturity because of the occurrence of any event of default (i.e., following any required notice or passage of time or both) under such Indebtedness (including, without limitation, any Default or Event of Default under this Indenture), the Company, promptly after it becomes aware thereof, will give written notice thereof to the Trustee.

     SECTION 3.13. MAINTENANCE OF PROPERTIES AND INSURANCE. The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary of the Company and material to the Company and its Subsidiaries taken as a whole to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 3.13 shall prevent the Company or any Subsidiary of the Company from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of an officer (or other agent employed by the Company or any Subsidiary of the Company) of the Company or such Subsidiary of the Company having managerial responsibility for any such property, desirable in the conduct of the business of the Company or such Subsidiary of the Company.

     The Company will provide or cause to be provided, for itself and its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry.

     SECTION 3.14. COMPLIANCE CERTIFICATES. (a) The Company shall deliver to the Trustee, within 45 days after the end of each fiscal quarter (90 days after the end of the last fiscal quarter of each year), an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal quarter. In the case of the officers' Certificate delivered within 90 days after the end of the Company's fiscal year, such certificate shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company's compliance with all conditions and covenants under this Indenture. For purposes of this Section 3.14, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If they do know of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status. The first certificate to be delivered pursuant to this Section 3.14(a) shall be for the first fiscal quarter beginning after the execution of this Indenture.

     (b) The Company shall deliver to the Trustee, within 90 days after the end of the Company's fiscal year, a certificate signed by the Company's independent certified public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Securities as they relate to accounting matters, (ii) that they have read the most recent Officers' Certificate delivered to the Trustee pursuant to paragraph (a) of this Section 3.14 and (iii) whether, in connection with their audit examination, anything came to their attention that caused them to believe that the Company was not in compliance with any of the terms, covenants, provisions or conditions of Article Three and Section 4.01 of this Indenture as they pertain to accounting matters and, if any Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided that such independent certified public accountants shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards in effect at the date of such examination.

     SECTION 3.15. COMMISSION REPORTS AND REPORTS TO HOLDERS. Within 15 days after the Company files with the Commission copies of any annual reports and other information, documents and reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that it may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, the Company shall file the same with the Trustee. The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Trustee may be required to deliver to the Securityholders under this Section 3.15. If the Company directs the Trustee to make such mailings, the Company shall bear all expenses incurred in connection with such mailing, including, without limitation, postage and duplication of documentation.

     SECTION 3.16. WAIVER OF STAY, EXTENSION OR USURY LAWS. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Securities as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.


     Section 3. AMENDMENT TO ARTICLE FOUR. Section 4.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

     SECTION 4.01. WHEN COMPANY MAY MERGE, ETC. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a Subsidiary that is a Wholly Owned Subsidiary of the Company; provided that, in connection with any merger of the Company with a Subsidiary that is a Wholly Owned Subsidiary of the Company, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless:

          (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all of the obligations of the Company on all of the Securities and under this Indenture;

          (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (iii) the Company delivers to the Trustee an Officers' Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.


     Section 4. AMENDMENT TO ARTICLE SEVEN. Section 7.03 of the Indenture is hereby amended and restated to read in its entirety as follows:

     SECTION 7.03. DEFEASANCE OF CERTAIN OBLIGATIONS. The Company may omit to comply with any term, provision or condition set forth in Sections 3.03 through 3.14 of this Indenture, and clause (c) of Section 5.01 of this Indenture with respect to Sections 3.03 through 3.14 of this Indenture, and clauses (d), (e) and (h) of Section 5.01 of this Indenture shall be deemed not to be Events of Default, and Article Eleven of this Indenture shall no longer apply, in each case with respect to the outstanding Securities 123 days after the deposit referred to in clause (i) below if:

          (i) with reference to this Section 7.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 6.09 of this Indenture) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Securities, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount,
(B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient to pay and discharge, after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Securities on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal, premium, if any, and interest with respect to the Securities; and provided, further, that from and after the time of deposit, the money or U.S. Government obligations deposited shall not be subject to the rights of the holders or owners of Senior Indebtedness pursuant to the provisions of Article Eleven;

          (ii) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the company is a party or by which it is bound;

          (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

          (iv) the Company has delivered to the Trustee an opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

          (v) the Company has delivered to the Trustee an Officers' Certificate and an opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 7.03 have been complied with; and

          (vi) the Company shall, at the time of the deposit referred to in clause (i) above, not be prohibited from making payments in respect of the Securities by Article Eleven of this Indenture.

     Section 5. AMENDMENT TO ARTICLE EIGHT. Section 8.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

     SECTION 8.01. WITHOUT CONSENT OF HOLDERS. The Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement this Indenture or the Securities without notice to or the consent of any Holder:

          (1)  to cure any ambiguity, defect or inconsistency;

          (2)  to comply with Article Four of this Indenture;

          (3) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

          (4) to provide for uncertificated Securities in addition to or in place of certificated Securities; or

          (5) to make any change that does not adversely affect the rights of any Holder.

     Section 6. EFFECTIVENESS. This Supplemental Indenture shall be effective in accordance herewith upon its execution but shall become operative and shall supersede the Indenture to the extent provided herein only if, and on the date (the "Operative Date") that, the Company consummates the purchase of Securities pursuant to and in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement of the Company, dated September 8, 1997. From and after such date, the Indenture shall apply only to the extent not amended and superseded hereby. The Company shall notify the Trustee of the Operative Date promptly after such date. Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect (a) the validity of this Supplemental Indenture or (b) this Supplemental Indenture becoming operative pursuant to this Section 6.

     Section 7. GOVERNING LAW. The laws of the State of New York shall govern this Supplemental Indenture without regard to principles relating to conflicts of laws.

     Section 8. SUCCESSORS. All agreements of the Company in this Supplemental Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

     Section 9. DUPLICATE ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     Section 10. COUNTERPARTS This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 11. DEFINED TERMS. All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.
                            _____________________


                                  SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

                                        FORT HOWARD CORPORATION,
                                          as Issuer

                                        By __________________________________




                                        UNITED STATES TRUST COMPANY OF
                                           NEW YORK,
                                          as Trustee


                                        By __________________________________






STATE OF                      )
                              ) ss
COUNTY OF                     )


     On this ____ day of ______________, 1997, before me personally came ___________________, to me known, who, being by me duly sworn, did depose and say that he resides in_____________________, that he is_________________________ of Fort Howard Corporation, one of the corporations described in and that executed the above instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.



                                          ____________________________________
                                                     Notary Public


(Notarial Seal)









STATE OF                      )
                              )ss
COUNTY OF NEW YORK            )


     On this ____ day of _______________, 1997, before me personally came _______________, to me known, who, being by me duly sworn, did depose and say that such person resides in ___________________, that such person is _____________________ of United States Trust Company of New York, one of the entities described in and that executed the above instrument; and that such person signed his name thereto by authority of ___________________ of United States Trust Company of New York.



                                          ____________________________________
                                                      Notary Public


(Notarial Seal)